Exhibit 99.1

SIRIUS XM RADIO REPORTS THIRD QUARTER 2009 RESULTS

•	Net Subscriber Additions of Over 100,000
•	Pro Forma Total Revenue of $630 Million, Up 3%
•	Pro Forma Adjusted Income from Operations of $106 Million – An Improvement of $143 Million Year-Over-Year
•	EPS, Excluding Charges, ($0.00) vs. ($0.05) Year-Over-Year
•	Company Affirms Full-Year 2009 Guidance and Issues New 2010 Guidance

NEW YORK – November 5, 2009 – SIRIUS XM Radio (NASDAQ: SIRI) today announced third quarter 2009 financial and operating results, including $106 million in pro forma adjusted income from operations, marking the company’s fourth consecutive quarter of positive pro forma adjusted income from operations. The company also announced a 19% decrease in pro forma total cash operating expenses compared to the same quarter last year.

“We are very pleased with what we accomplished during the third quarter, especially when considering the macroeconomic issues affecting consumers and the auto industry,” said Mel Karmazin, SIRIUS XM’s CEO. “We managed to grow revenue, grow ARPU, reduce operating costs, increase adjusted income from operations significantly, and refinance higher cost debt. We look forward to continuing this performance. We grew subscribers and improved churn in the quarter, and we are well positioned to take advantage of an economic rebound. We expect to grow subscribers, revenue, and cash flow next year regardless of the magnitude of any recovery.”

Third quarter 2009 pro forma total revenue was $630 million, up 3% from third quarter 2008 pro forma total revenue of $613 million. Third quarter 2009 pro forma subscription revenue was $587 million, up 3% from the third quarter 2008 pro forma subscription revenue of $572 million. Pro forma amounts exclude the effects of stock-based compensation, purchase accounting adjustments, and assume the merger of SIRIUS and XM occurred on January 1, 2008. Monthly average revenue per subscriber (ARPU) was $10.87 in the third quarter 2009, up 3% from $10.51 in the third quarter 2008.

SIRIUS XM ended the third quarter 2009 with 18,515,730 total subscribers, a decrease of 2% from the third quarter 2008 pro forma total subscribers of 18,920,911 and an increase of 102,295 from the second quarter 2009 subscribers of 18,413,435. Self-pay subscribers were 15,456,748, up 266,160 from the 15,190,588 self-pay subscribers in the third quarter 2008 and up 35,405 from the second quarter 2009. The self-pay monthly customer churn rate was 2.0%

in the third quarter 2009, in-line with the second quarter 2009, and up from a pro forma 1.7% churn rate in the third quarter 2008. Ending promotional subscribers were 3,058,982 in the third quarter 2009.

In the third quarter 2009, SIRIUS XM achieved positive pro forma adjusted income from operations of $106 million as compared to a pro forma adjusted loss from operations of ($37) million in the third quarter 2008. The third quarter 2009 US GAAP net loss was ($149) million, or ($0.04) per share, and included $138 million, or ($0.04) per share, in net charges for the loss on the extinguishment of debt and credit facilities resulting from refinancing of debt at lower cost. Absent these charges, the US GAAP net loss per share was ($0.00). Third quarter 2009 free cash flow was $27 million compared to ($98) million of pro forma free cash flow in the third quarter 2008.

2009 AND 2010 OUTLOOK

SIRIUS XM affirmed its year 2009 guidance of over $400 million in pro forma full-year adjusted income from operations.

The company also provided guidance for 2010. “We expect the company’s cash flow growth momentum to continue into 2010, and we project full-year adjusted income from operations to increase approximately 20% next year,” said Mr. Karmazin. Based upon assumed 2010 automobile sales of 11.3 million units, SIRIUS XM expects to achieve positive full-year subscriber growth in 2010. The company also expects 2010 revenue growth of mid- to high-single digits, and growth in free cash flow compared to 2009.

“While the near future’s macroeconomic performance is extremely difficult to predict, our business has reached sufficient scale to allow us to continue to grow cash flow,” Mr. Karmazin added.

BALANCE SHEET IMPROVEMENTS

As previously reported, the company took advantage of strong credit markets during the third quarter by selling $257 million of new 9.75% Senior Secured Notes due 2015 in order to repay $250 million of 15% term loans that would have matured in 2011 and 2012.

“By refinancing at more favorable rates and extending maturities,” noted David Frear, Executive Vice President and Chief Financial Officer, “the company has dramatically improved its near-term liquidity and doesn’t face any material debt maturities until 2011. The two financing transactions completed in the second and third quarters have reset the company’s capital structure, allowing us to execute our business plan without balance sheet constraints.”

The company also reported that, in addition to the previously announced repurchase of $179 million of XM Holdings’ 10% notes due in December 2009, it repurchased nearly $59 million of XM Holdings’ 10% Senior PIK Secured Notes due 2011. “These debt repurchases demonstrate management’s commitment to optimize the company’s capital structure on an opportunistic basis,” added Mr. Frear.

Based upon the company’s current plans, it has sufficient cash, cash equivalents, and marketable securities to cover its estimated funding needs through cash flow breakeven, the point at which revenues are sufficient to fund expected operating expenses, capital expenditures, working capital requirements, interest payments and taxes. The company’s projections are based on assumptions, which it believes are reasonable but contain uncertainties.

PRO FORMA RESULTS OF OPERATIONS

The discussion of operating results excludes the effects of stock-based compensation, purchase accounting adjustments, and assumes the merger of SIRIUS and XM occurred on January 1, 2008. All results discussed below are pro forma unless otherwise noted.

THIRD QUARTER 2009 VERSUS THIRD QUARTER 2008

For the third quarter of 2009, SIRIUS XM recognized total revenue of $630 million compared to $613 million for the third quarter 2008. This 3%, or $17 million, increase in revenue was driven by the sale of “Best of” programming, rate increases to the company’s multi-subscription and Internet packages, and the U.S. Music Royalty Fee introduced this quarter.

Total ARPU for the three months ended September 30, 2009 was $10.87, compared to $10.51 for the three months ended September 30, 2008. The increase was driven mainly by the sale of “Best of” programming, increased rates on the company’s multi-subscription and Internet packages, partially offset by a decline in net advertising revenue per average subscriber.

In the third quarter 2009, the company achieved positive adjusted income from operations of $106 million, compared to an adjusted loss from operations of ($37) million for the third quarter of 2008 (refer to the reconciliation table of net loss to adjusted income (loss) from operations). The improvement was driven by the increase in total revenue of $17 million and a $126 million, or 19%, decrease in expenses included in adjusted income (loss) from operations.

Satellite and transmission costs decreased 26%, or $6 million, in the three months ended September 30, 2009 compared to the same period in 2008 due to reductions in maintenance costs, repeater lease expense, and personnel costs.

Programming and content costs decreased 29%, or $38 million, in the three months ended September 30, 2009 compared to the same period in 2008, due mainly to a one-time payment recognized in 2008 to a programming provider upon completion of the merger with XM, reductions in personnel and on-air talent costs as well as savings on certain content agreements.

Revenue share and royalties increased 2%, or $3 million, compared to the same period in 2008, due mainly to the increase in the company’s revenues and the statutory royalty rate for the performance of sound recordings.

Customer service and billing costs decreased 5%, or $3 million, due primarily to reductions in personnel and customer call center expenses.

Cost of equipment decreased 26%, or $4 million, in the three months ended September 30, 2009 compared to the same period in 2008 as a result of a decrease in the company’s direct to customer sales and lower inventory write-downs.

Sales and marketing costs decreased 32%, or $25 million, and decreased as a percentage of revenue to 8% from 13% in the three months ended September 30, 2009 compared to the same period in 2008. The decrease in Sales and marketing costs was due to reduced advertising and cooperative marketing spend as well as reductions to personnel costs and third party distribution support expenses.

Subscriber acquisition costs decreased 17%, or $23 million, and decreased as a percentage of revenue to 17% from 22% in the three months ended September 30, 2009 compared to the same period in 2008. SAC per gross addition declined by 7% to $69 from $74 in the year ago period. This improvement was driven by lower OEM subsidies and lower aftermarket inventory charges as compared to the three months ended September 30, 2008. Subscriber acquisition costs also decreased as a result of the 13% decline in gross additions during the three months ended September 30, 2009 compared to the three months ended September 30, 2008.

General and administrative costs decreased 36%, or $28 million, mainly due to the absence of certain legal and regulatory charges incurred in 2008 and lower personnel costs.

Engineering, design and development costs decreased 8%, or $1 million, in the three months ended September 30, 2009 compared to the same period in 2008, due to lower costs associated with the manufacturing of radios, OEM tooling and manufacturing, and personnel.

Restructuring, impairments and related costs decreased 66%, or $5 million, due to fewer restructuring charges associated with the merger with XM.

Other expenses increased 182%, or $141 million, in the three months ended September 30, 2009 compared to the same period in 2008 driven mainly by the loss on extinguishment of debt and credit facilities of $138 million, and an increase in interest expense of $12 million, partially offset by a decrease of $7 million in loss on investments. The loss on the extinguishment of debt and credit facilities was incurred on the full repayment of SIRIUS’ Credit Agreement with Liberty Media. Interest expense increased primarily due to the issuance of XM’s 13% Senior Notes due 2013 and the 7% Exchangeable Senior Subordinated Notes due 2014 in the third quarter of 2008. The decrease in loss on investments was attributable to payments received from SIRIUS Canada in excess of SIRIUS’ carrying value of its investments, partially offset by the company’s share of SIRIUS Canada’s and XM Canada’s net losses for the three months ended September 30, 2009 compared to the same period in 2008.

NINE MONTHS ENDED SEPTEMBER 30, 2009 VERSUS NINE MONTHS ENDED SEPTEMBER 30, 2008

For the nine months ended September 30, 2009, SIRIUS XM recognized total revenue of $1,843 million compared with $1,793 million for the nine months ended September 30, 2008. This 3%, or $50 million, increase in revenue was primarily driven by an increase in subscriber revenue resulting primarily from a 2% growth in weighted average subscribers over the period as well as revenues from the sale of “Best of” programming, rate increases to the company’s multi-subscription and Internet packages, and the U.S. Music Royalty Fee introduced in the quarter ended September 30, 2009.

Total ARPU for the nine months ended September 30, 2009 was $10.67, compared to $10.53 for the nine months ended September 30, 2008. The increase was driven mainly by the sale of “Best of” programming, increased rates on the company’s multi-subscription packages and revenues earned on its Internet packages, partially offset by a decline in net advertising revenue per average subscriber.

The company’s adjusted income from operations increased $515 million to $347 million for the nine months ended September 30, 2009 from a loss of ($168) million for the nine months ended September 30, 2008 (refer to the reconciliation table of net loss to adjusted income (loss) from operations). This increase was driven by a 3%, or $50 million, increase in revenue and a 24%, or $465 million, decrease in expenses included in adjusted income (loss) from operations.

Satellite and transmission costs decreased 25%, or $19 million, in the nine months ended September 30, 2009 compared to the same period in 2008 due to reductions in maintenance costs, repeater lease expense, and personnel costs.

Programming and content costs decreased 19%, or $64 million, in the nine months ended September 30, 2009 compared to the same period in 2008, due mainly to a one-time payment recognized in 2008 to a programming provider upon completion of the merger with XM, reductions in personnel and on-air talent costs as well as savings on certain content agreements.

Revenue share and royalties increased 2%, or $7 million, for the nine months ended September 30, 2009 compared to the same period in 2008, mainly due to the increase in the company’s revenues and the statutory royalty rate for the performance of sound recordings.

Customer service and billing costs decreased 2%, or $4 million, for the nine months ended September 30, 2009 compared to the same period in 2008 due to scale efficiencies over a larger daily weighted average subscriber base.

Cost of equipment decreased 42%, or $20 million, in the nine months ended September 30, 2009 compared to the same period in 2008 as a result of a decrease in the company’s direct to customer sales, aftermarket inventory charges and lower inventory write-downs.

Sales and marketing costs decreased 42%, or $109 million, and decreased as a percentage of revenue to 8% from 15% in the nine months ended September 30, 2009 compared to the same period in 2008. The decrease was due to reduced advertising and cooperative marketing spend as well as reductions to personnel costs and third party distribution support expenses.

Subscriber acquisition costs decreased 38%, or $170 million, and decreased as a percentage of revenue to 15% from 25% in the nine months ended September 30, 2009 compared to the same period in 2008. This decrease was driven by a 17% improvement in SAC, as adjusted, per gross addition due to fewer OEM installations relative to gross subscriber additions, decreased production of certain radios, lower OEM subsidies and lower aftermarket inventory reserves in the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. Subscriber acquisition costs also decreased as a result of the 28% decline in gross additions during the nine months ended September 30, 2009.

General and administrative costs decreased 34%, or $73 million, mainly due to the absence of certain legal and regulatory charges incurred in 2008 and lower personnel costs.

Engineering, design and development costs decreased 33%, or $14 million, in the nine months ended September 30, 2009 compared to the same period in 2008, due to lower costs associated with the manufacturing of radios, OEM tooling and manufacturing, and personnel.

Restructuring, impairments and related costs increased $23 million mainly due to a loss of $24 million on capitalized installment payments, offset partially by a decrease in personnel related restructuring costs.

Other expenses increased 187%, or $334 million, in the nine months ended September 30, 2009 compared to the same period in 2008 driven mainly by the loss on extinguishment of debt and credit facilities of $264 million, and an increase in interest expense of $90 million, offset by an increase of $17 million in gain on investments. The loss on the extinguishment of debt and credit facilities was incurred on the full repayment of SIRIUS’ Credit Agreement with Liberty Media and XM’s Amended and Restated Credit Agreement and its Second-Lien Credit Agreement. Interest expense increased due primarily to the issuance of XM’s 13% Senior Notes due 2013 and the 7% Exchangeable Senior Subordinated Notes due 2014 in the third quarter of 2008. The increase in gain on investments was attributable to payments received from SIRIUS Canada in excess of SIRIUS’ carrying value of its investment, partially offset by the company’s share of SIRIUS Canada’s and XM Canada’s net losses for the nine months ended September 30, 2009 compared to the same period in 2008.

	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Actual)	(Pro Forma)	(Actual)	(Pro Forma)
Beginning subscribers	18,413,435	18,576,830	19,003,856	17,348,622
Gross subscriber additions	1,606,446	1,843,785	4,325,532	5,997,096
Deactivated subscribers	(1,504,151)	(1,499,704)	(4,813,658)	(4,424,807)
Net additions	102,295	344,081	(488,126)	1,572,289
Ending subscribers	18,515,730	18,920,911	18,515,730	18,920,911

Retail	7,925,904	9,036,420	7,925,904	9,036,420
OEM	10,488,530	9,777,704	10,488,530	9,777,704
Rental	101,296	106,787	101,296	106,787
Ending subscribers	18,515,730	18,920,911	18,515,730	18,920,911

Retail	(309,972)	(149,417)	(979,298)	(202,295)
OEM	407,131	492,216	492,692	1,744,436
Rental	5,136	1,282	(1,520)	30,148
Net additions	102,295	344,081	(488,126)	1,572,289

Self-pay	15,456,748	15,190,588	15,456,748	15,190,588
Paid promotional	3,058,982	3,730,323	3,058,982	3,730,323
Ending subscribers	18,515,730	18,920,911	18,515,730	18,920,911

Self-pay	35,405	361,438	(92,838)	1,317,242
Paid promotional	66,890	(17,357)	(395,288)	255,047
Net additions	102,295	344,081	(488,126)	1,572,289

Daily weighted average number of subscribers	18,393,678	18,710,940	18,514,041	18,187,927

	Unaudited Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for per subscriber amounts)	2009	2008	2009	2008

Average self-pay monthly churn (1)(7)	2.0%	1.7%	2.1%	1.7%
Conversion rate (2)(7)	46.8%	47.0%	45.3%	49.2%
ARPU (3)(7)	$10.87	$10.51	$10.67	$10.53
SAC, as adjusted, per gross subscriber addition (4)(7)	$69	$74	$63	$76
Customer service and billing expenses, as adjusted, per average subscriber (5)(7)	$1.01	$1.05	$1.04	$1.08
Total revenue	$629,607	$612,776	$1,842,924	$1,792,632
Free cash flow (6)(7)	$26,724	$(97,594)	$35,772	$(577,648)
Adjusted income (loss) from operations (8)	$106,140	$(36,851)	$347,198	$(168,096)
Net loss	$(181,935)	$(217,010)	$(416,090)	$(653,867)

	Unaudited Pro Forma

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands)	2009	2008	2009	2008

Revenue:
Subscriber revenue, including effects of rebates	$587,442	$572,355	$1,740,477	$1,669,700
Advertising revenue, net of agency fees	12,418	17,867	37,287	54,156
Equipment revenue	10,506	12,856	31,343	38,687
Other revenue	19,241	9,698	33,817	30,089

Total revenue	629,607	612,776	1,842,924	1,792,632

Operating expenses:
Satellite and transmission	18,676	25,136	57,077	76,336
Programming and content	93,230	131,630	277,614	341,422
Revenue share and royalties	123,531	120,800	362,463	355,251
Customer service and billing	55,795	58,857	173,517	177,159
Cost of equipment	11,944	16,179	27,988	48,020
Sales and marketing	52,827	78,178	152,039	260,583
Subscriber acquisition costs	109,384	132,477	274,082	444,396
General and administrative	48,481	75,981	142,812	215,440
Engineering, design and development	9,599	10,389	28,134	42,121
Depreciation and amortization	47,997	64,111	145,596	196,051
Share-based payment expense	18,799	29,809	71,301	99,673
Restructuring, impairments and related costs	2,554	7,430	30,167	7,457

Total operating expenses	592,817	750,977	1,742,790	2,263,909

Income (loss) from operations	36,790	(138,201)	100,134	(471,277)
Other expense	(217,610)	(77,086)	(512,880)	(178,777)

Loss before income taxes	(180,820)	(215,287)	(412,746)	(650,054)
Income tax expense	(1,115)	(1,723)	(3,344)	(3,813)

Net loss	$(181,935)	$(217,010)	$(416,090)	$(653,867)

	Unaudited Actual

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in thousands, except per share data)	2009	2008	2009	2008

Revenue:
Subscriber revenue, including effects of rebates	$578,304	$458,237	$1,699,455	$980,396
Advertising revenue, net of agency fees	12,418	14,674	37,287	31,413
Equipment revenue	10,506	11,271	31,343	25,290
Other revenue	17,428	4,261	28,379	4,710

Total revenue	618,656	488,443	1,796,464	1,041,809
Operating expenses (depreciation and amortization shown separately below) (1):
Cost of services:
Satellite and transmission	19,542	19,526	59,435	34,800
Programming and content	78,315	106,037	230,825	222,975
Revenue share and royalties	100,558	85,592	296,855	177,635
Customer service and billing	56,529	47,432	175,570	97,218
Cost of equipment	11,944	13,773	27,988	28,007
Sales and marketing	52,530	63,637	152,647	151,237
Subscriber acquisition costs	90,054	86,616	230,773	257,832
General and administrative	56,923	57,310	182,953	148,555
Engineering, design and development	11,252	10,434	32,975	28,091
Impairment of goodwill	-	4,750,859	-	4,750,859
Depreciation and amortization	72,100	66,774	231,624	120,793
Restructuring, impairments and related costs	2,554	7,430	30,167	7,457

Total operating expenses	552,301	5,315,420	1,651,812	6,025,459

Income (loss) from operations	66,355	(4,826,977)	144,652	(4,983,650)
Other income (expense):
Interest and investment income	962	4,940	2,602	9,167
Interest expense, net of amounts capitalized	(78,527)	(49,216)	(240,062)	(83,636)
Loss on extinguishment of debt and credit facilities, net	(138,053)	-	(263,767)	-
(Loss) gain on investments	(58)	(3,089)	457	(3,089)
Other income (expense)	1,246	(3,870)	2,505	(3,935)

Total other expense	(214,430)	(51,235)	(498,265)	(81,493)

Loss before income taxes	(148,075)	(4,878,212)	(353,613)	(5,065,143)
Income tax expense	(1,115)	(1,215)	(3,344)	(2,301)

Net loss	(149,190)	(4,879,427)	(356,957)	(5,067,444)
Preferred stock beneficial conversion feature	-	-	(186,188)	-

Net loss attributable to common stockholders	$(149,190)	$(4,879,427)	$(543,145)	$(5,067,444)

Net loss per common share (basic and diluted)	$(0.04)	$(1.93)	$(0.15)	$(2.76)

Weighted average common shares outstanding (basic and diluted)	3,621,062	2,527,692	3,577,587	1,836,834

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Satellite and transmission	$1,086	$1,331	$3,020	$2,887
Programming and content	3,037	3,529	7,418	7,477
Customer service and billing	734	596	2,052	1,137
Sales and marketing	2,722	3,672	10,081	11,376
Subscriber acquisition costs	-	-	-	14
General and administrative	8,442	12,904	40,141	36,359
Engineering, design and development	1,653	1,973	4,841	4,167

Total share-based payment expense	$17,674	$24,005	$67,553	$63,417

	September 30, 2009	December 31, 2008

(in thousands, except share and per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$380,372	$380,446
Accounts receivable, net of allowance for doubtful accounts of $9,872 and $10,860, respectively	87,148	102,024
Receivables from distributors	41,755	45,950
Inventory, net	20,996	24,462
Prepaid expenses	107,350	67,203
Related party current assets	109,172	114,177
Other current assets	64,317	58,744

Total current assets	811,110	793,006
Property and equipment, net	1,694,235	1,703,476
FCC licenses	2,083,654	2,083,654
Restricted investments	3,400	141,250
Deferred financing fees, net	35,889	40,156
Intangible assets, net	629,288	688,671
Goodwill	1,834,856	1,834,856
Related party long-term assets	114,073	124,607
Other long-term assets	62,438	81,019

Total assets	$7,268,943	$7,490,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$521,621	$642,820
Accrued interest	65,537	76,463
Current portion of deferred revenue	987,177	985,180
Current portion of deferred credit on executory contracts	247,566	234,774
Current maturities of long-term debt	103,674	399,726
Related party current liabilities	90,869	68,373

Total current liabilities	2,016,444	2,407,336
Deferred revenue	285,488	247,889
Deferred credit on executory contracts	851,955	1,037,190
Long-term debt	2,874,391	2,851,740
Long-term related party debt	265,659	-
Deferred tax liability	906,428	894,453
Related party long-term liabilities	21,928	-
Other long-term liabilities	39,005	43,550

Total liabilities	7,261,298	7,482,158

	September 30, 2009	December 31, 2008

	(Unaudited)
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001; 50,000,000 authorized at September 30, 2009 and December 31, 2008:
Series A convertible preferred stock (liquidation preference of $51,370 at September 30, 2009 and December 31, 2008); 24,808,959 shares issued and outstanding at September 30, 2009 and December 31, 2008	25	25
Convertible perpetual preferred stock, series B (liquidation preference of $13 and $0 at September 30, 2009 and December 31, 2008, respectively); 12,500,000 and zero shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	13	-
Convertible preferred stock, series C junior; no shares issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Common stock, par value $0.001; 9,000,000,000 and 8,000,000,000 shares authorized at September 30, 2009 and December 31, 2008, respectively; 3,858,186,839 and 3,651,765,837 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	3,858	3,652
Accumulated other comprehensive loss, net of tax	(6,598)	(7,871)
Additional paid-in capital	10,265,752	9,724,991
Accumulated deficit	(10,255,405)	(9,712,260)

Total stockholders’ equity	7,645	8,537

Total liabilities and stockholders’ equity	$7,268,943	$7,490,695

	Unaudited For the Nine Months Ended September 30,
(in thousands)	2009	2008

Cash flows from operating activities:
Net loss	$(356,957)	$(5,067,444)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	231,624	114,923
Impairment of goodwill	-	4,750,859
Non-cash interest expense, net of amortization of premium	32,909	(1,933)
Provision for doubtful accounts	23,879	11,125
Amortization of deferred income related to equity method investment	(2,082)	(471)
Loss on extinguishment of debt and credit facilities, net	263,767	-
Restructuring, impairments and related costs	26,954	-
Loss on disposal of assets	-	4,879
Loss on investments	10,967	3,089
Share-based payment expense	67,553	63,417
Deferred income taxes	3,344	2,301
Other non-cash purchase price adjustments	(142,487)	(23,770)
Other	-	1,643
Changes in operating assets and liabilities:
Accounts receivable	(9,002)	1,575
Inventory	3,466	2,952
Receivables from distributors	4,195	9,595
Related party assets	15,539	(1,357)
Prepaid expenses and other current assets	30,188	3,528
Other long-term assets	64,034	37,110
Accounts payable and accrued expenses	(68,135)	(122,969)
Accrued interest	(6,600)	(2,810)
Deferred revenue	11,569	(4,577)
Related party liabilities	44,424	3,315
Other long-term liabilities	3,958	(1,972)
Net cash provided by (used in) operating activities	253,107	(216,992)

Cash flows from investing activities:
Additions to property and equipment	(217,335)	(102,705)
Sales of property and equipment	-	105
Purchases of restricted and other investments	-	(3,000)
Acquisition of acquired entity cash	-	819,521
Merger related costs	-	(13,047)
Sale of restricted and other investments	-	65,642
Net cash (used in) provided by investing activities	(217,335)	766,516

Cash flows from financing activities:
Proceeds from exercise of warrants and stock options	-	471
Preferred stock issuance costs, net	(3,712)	-
Long-term borrowings, net	579,936	533,941
Related party long-term borrowings, net	364,964	-
Short-term financings	2,220	-
Payment of premiums on redemption of debt	(17,075)	(18,693)
Payments to minority interest holder	-	(61,880)
Repayment of long-term borrowings	(610,932)	(1,082,428)
Repayment of related party long-term borrowings	(351,247)	-
Other	-	(98)
Net cash used in financing activities	(35,846)	(628,687)
Net decrease in cash and cash equivalents	(74)	(79,163)
Cash and cash equivalents at beginning of period	380,446	438,820
Cash and cash equivalents at end of period	$380,372	$359,657

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

(1)	Average self-pay monthly churn represents the monthly average of self-pay deactivations by the quarter divided by the average self-pay subscriber balance for the quarter.

(2)

We measure the percentage of subscribers that receive our service and convert to self-paying after the initial promotion period. We refer to this as the “conversion rate.” At the time of sale, vehicle owners generally receive between three and twelve month prepaid trial subscriptions and we receive a subscription fee from the OEM. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. We measure conversion rate three months after the period in which the trial service ends. Based on our experience it may take up to 90 days after the trial service ends for subscribers to respond to our marketing communications and become self-paying subscribers.

(3)

ARPU is derived from total earned subscriber revenue and net advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Subscriber revenue	$587,442	$572,355	$1,740,477	$1,669,700
Net advertising revenue	12,418	17,867	37,287	54,156
Total subscriber and net advertising revenue	$599,860	$590,222	$1,777,764	$1,723,856
Daily weighted average number of subscribers	18,393,678	18,710,940	18,514,041	18,187,927
ARPU	$10.87	$10.51	$10.67	$10.53

(4)

SAC, as adjusted, per gross subscriber addition is derived from subscriber acquisition costs and margins from the direct sale of radios and accessories, excluding share-based payment expense divided by the number of gross subscriber additions for the period. SAC, as adjusted, per gross subscriber addition is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Subscriber acquisition cost	$109,384	$132,477	$274,082	$444,410
Less: share-based payment expense granted to third parties and employees	-	-	-	(14)
Less/Add: margin from direct sales of radios and accessories	1,438	3,323	(3,355)	9,333
SAC, as adjusted	$110,822	$135,800	$270,727	$453,729
Gross subscriber additions	1,606,446	1,843,785	4,325,532	5,997,096
SAC, as adjusted, per gross subscriber addition	$69	$74	$63	$76

(5)

Customer service and billing expenses, as adjusted, per average subscriber is derived from total customer service and billing expenses, excluding share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Customer service and billing expenses, as adjusted, per average subscriber is calculated as follows (in thousands, except for per subscriber amounts):

	Unaudited Pro Forma

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008

Customer service and billing expenses	$56,644	$59,786	$175,928	$180,270
Less: share-based payment expense	(849)	(929)	(2,411)	(3,111)

Customer service and billing expenses, as adjusted	$55,795	$58,857	$173,517	$177,159

Daily weighted average number of subscribers	18,393,678	18,710,940	18,514,041	18,187,927
Customer service and billing expenses, as adjusted, per average subscriber	$1.01	$1.05	$1.04	$1.08

(6)	Free cash flow is calculated as follows:

	Unaudited Pro Forma

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands)	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$116,248	$(101,983)	$253,107	$(468,078)
Additions to property and equipment	(89,524)	(32,403)	(217,335)	(133,548)
Merger related costs	-	1,796	-	(13,047)
Restricted and other investment activity	-	34,996	-	37,025

Free cash flow	$26,724	$(97,594)	$35,772	$(577,648)

(7)

Average self-pay monthly churn; conversion rate; ARPU; SAC, as adjusted, per gross subscriber addition; customer service and billing expenses, as adjusted, per average subscriber; and free cash flow are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”). We believe these non-GAAP financial measures provide meaningful supplemental information regarding our operating performance and are used by us for budgetary and planning purposes; when publicly providing our business outlook; as a means to evaluate period-to-period comparisons; and to compare our performance to that of our competitors. We also believe that investors also use our current and projected metrics to monitor the performance of our business and to make investment decisions.

We believe the exclusion of share-based payment expense in our calculations of SAC, as adjusted, per gross subscriber addition and customer service and billing expenses, as adjusted, per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of our common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of our subscriber acquisition costs and customer service and billing expenses. Specifically, the exclusion of share-based payment expense in our calculation of SAC, as adjusted, per gross subscriber addition is critical in being able to understand the economic impact of the direct costs incurred to acquire a subscriber and the effect over time as economies of scale are reached.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8)

We refer to net loss before interest and investment income, interest expense net of amounts capitalized, income tax expense, loss from redemption of debt, loss on investments, other expense (income), restructuring and related cost, depreciation and amortization, and share related payment expense as adjusted income (loss) from operations. Adjusted income (loss) from operations is not a measure of financial performance under U.S. GAAP. We believe adjusted income (loss) from operations is a useful measure of our operating performance. We use adjusted income (loss) from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of our consolidated operations; to compare our performance from period–to-period; and to compare our performance to that of our competitors. We also believe adjusted income (loss) from operations is useful to investors to compare our operating performance to the performance of other communications, entertainment and media companies. We believe that investors use current and projected adjusted income (loss) from operations to estimate our current or prospective enterprise value and to make investment decisions.

Because we fund and build-out our satellite radio system through the periodic raising and expenditure of large amounts of capital, our results of operations reflect significant charges for interest and depreciation expense. We believe adjusted income (loss) from operations provides useful information about the operating performance of our business apart from the costs associated with our capital structure and physical plant. The exclusion of interest and depreciation and amortization expense is useful given fluctuations in interest rates and significant variation in depreciation and amortization expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We believe the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. We believe the exclusion of restructuring and related costs is useful given the non-recurring nature of these transactions. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair market value of our common stock. To compensate for the exclusion of taxes, other income (expense), depreciation and amortization and share-based payment expense, we separately measure and budget for these items.

There are material limitations associated with the use of adjusted income (loss) from operations in evaluating our company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation and amortization, restructuring and related costs, and share-based payment expense. We use adjusted income (loss) from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net loss as disclosed in our unaudited condensed consolidated statements of operations. Since adjusted income (loss) from operations is a non-GAAP financial measure, our calculation of adjusted income (loss) from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

The reconciliation of the pro forma unadjusted net loss to the pro forma adjusted income (loss) from operations is calculated as follows (see footnotes for reconciliation of the pro forma amounts to their respective GAAP amounts):

	Unaudited Pro Forma

	Three Months Ended September 30,		Nine Months Ended September 30,

(in thousands)	2009	2008	2009	2008

Reconciliation of Net loss to Adjusted income (loss) from operations:
Net loss	$(181,935)	$(217,010)	$(416,090)	$(653,867)
Add back Net loss items excluded from Adjusted income (loss) from operations:
Interest and investment income	(962)	(5,534)	(2,602)	(12,180)
Interest expense, net of amounts capitalized	81,707	70,153	254,677	164,380
Income tax expense	1,115	1,723	3,344	3,813
Loss on extinguishment of debt and facilities, net	138,053	-	263,767	-
Loss (gain) on investments	58	7,549	(457)	16,099
Other (income) expenses	(1,246)	4,918	(2,505)	10,478

Income (loss) from operations	36,790	(138,201)	100,134	(471,277)
Restructuring, impairments and related costs	2,554	7,430	30,167	7,457
Depreciation and amortization	47,997	64,111	145,596	196,051
Share-based payment expense	18,799	29,809	71,301	99,673

Adjusted income (loss) from operations	$106,140	$(36,851)	$347,198	$(168,096)

There are material limitations associated with the use of a pro forma unadjusted results of operations in evaluating our company compared with our GAAP results of operations, which reflects overall financial performance. We use pro forma unadjusted results of operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to results of operations as disclosed in our unaudited condensed consolidated statements of operations. Since pro forma unadjusted results of operations is a non-GAAP financial measure, our calculations may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(9)	The following tables reconcile our GAAP results of operations to our non-GAAP pro forma unadjusted results of operations (in thousands):

	Unaudited For the Three Months Ended September 30, 2009

	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Pro Forma

Revenue:
Subscriber revenue, including effects of rebates	$578,304	$9,138	$-	$587,442
Advertising revenue, net of agency fees	12,418	-	-	12,418
Equipment revenue	10,506	-	-	10,506
Other revenue	17,428	1,813	-	19,241

Total revenue	618,656	10,951	-	629,607
Operating expenses (excludes depreciation and amortization shown separately below) (1)
Cost of services:
Satellite and transmission	19,542	331	(1,197)	18,676
Programming and content	78,315	18,117	(3,202)	93,230
Revenue share and royalties	100,558	22,973	-	123,531
Customer service and billing	56,529	115	(849)	55,795
Cost of equipment	11,944	-	-	11,944
Sales and marketing	52,530	3,155	(2,858)	52,827
Subscriber acquisition costs	90,054	19,330	-	109,384
General and administrative	56,923	374	(8,816)	48,481
Engineering, design and development	11,252	224	(1,877)	9,599
Depreciation and amortization	72,100	(24,103)	-	47,997
Share-based payment expense	-	-	18,799	18,799
Restructuring, impairments and related costs	2,554	-	-	2,554

Total operating expenses	552,301	40,516	-	592,817

Income (loss) from operations	66,355	(29,565)	-	36,790
Other income (expense)
Interest and investment income	962	-	-	962
Interest expense, net of amounts capitalized	(78,527)	(3,180)	-	(81,707)
Loss on extinguishment of debt and facilities, net	(138,053)	-	-	(138,053)
Loss on investments	(58)	-	-	(58)
Other income	1,246	-	-	1,246

Total other expense	(214,430)	(3,180)	-	(217,610)

Loss before income taxes	(148,075)	(32,745)	-	(180,820)
Income tax expense	(1,115)	-	-	(1,115)

Net loss	$(149,190)	$(32,745)	$-	$(181,935)

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Satellite and transmission	$1,086	$111	$-	$1,197
Programming and content	3,037	165	-	3,202
Customer service and billing	734	115	-	849
Sales and marketing	2,722	136	-	2,858
Subscriber acquisition costs	-	-	-	-
General and administrative	8,442	374	-	8,816
Engineering, design and development	1,653	224	-	1,877

Total share-based payment expense	$17,674	$1,125	$-	$18,799

	Unaudited For the Three Months Ended September 30, 2008

	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments (a)	Allocation of Share-based Payment Expense	Pro Forma

Revenue:
Subscriber revenue, including effects of rebates	$458,237	$95,684	$18,434	$-	$572,355
Advertising revenue, net of agency fees	14,674	3,193	-	-	17,867
Equipment revenue	11,271	1,585	-	-	12,856
Other revenue	4,261	4,242	1,195	-	9,698

Total revenue	488,443	104,704	19,629	-	612,776
Operating expenses (excludes depreciation and amortization shown separately below) (1)
Cost of services:
Satellite and transmission	19,526	6,644	638	(1,672)	25,136
Programming and content	106,037	15,991	13,912	(4,310)	131,630
Revenue share and royalties	85,592	24,198	11,010	-	120,800
Customer service and billing	47,432	12,249	105	(929)	58,857
Cost of equipment	13,773	2,406	-	-	16,179
Sales and marketing	63,637	17,268	2,081	(4,808)	78,178
Subscriber acquisition costs	86,616	33,366	12,495	-	132,477
General and administrative	57,310	33,209	777	(15,315)	75,981
Engineering, design and development	10,434	2,611	119	(2,775)	10,389
Impairment of goodwill	4,750,859	-	(4,750,859)	-	-
Depreciation and amortization	66,774	10,828	(13,491)	-	64,111
Restructuring, impairments and related costs	7,430	-	-	-	7,430
Share-based payment expense	-	-	-	29,809	29,809

Total operating expenses	5,315,420	158,770	(4,723,213)	-	750,977

Loss from operations	(4,826,977)	(54,066)	4,742,842	-	(138,201)
Other income (expense)
Interest and investment income	4,940	594	-	-	5,534
Interest expense, net of amounts capitalized	(49,216)	(14,130)	(6,807)	-	(70,153)
Loss on extinguishment of debt and facilities, net	-	-	-	-	-
Loss on investments	(3,089)	(4,460)	-	-	(7,549)
Other expense	(3,870)	(1,048)	-	-	(4,918)

Total other expense	(51,235)	(19,044)	(6,807)	-	(77,086)

Loss before income taxes	(4,878,212)	(73,110)	4,736,035	-	(215,287)
Income tax expense	(1,215)	(508)	-	-	(1,723)

Net loss	$(4,879,427)	$(73,618)	$4,736,035	$-	$(217,010)

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Satellite and transmission	$1,331	$305	$36	$-	$1,672
Programming and content	3,529	586	195	-	4,310
Customer service and billing	596	228	105	-	929
Sales and marketing	3,672	770	366	-	4,808
Subscriber acquisition costs	-	-	-	-	-
General and administrative	12,904	1,634	777	-	15,315
Engineering, design and development	1,973	510	292	-	2,775

Total share-based payment expense	$24,005	$4,033	$1,771	$-	$29,809

(a) Includes impairment of goodwill.

	Unaudited For the Nine Months Ended September 30, 2009

	As Reported	Purchase Price Accounting Adjustments	Allocation of Share-based Payment Expense	Pro Forma

Revenue:
Subscriber revenue, including effects of rebates	$1,699,455	$41,022	$-	$1,740,477
Advertising revenue, net of agency fees	37,287	-	-	37,287
Equipment revenue	31,343	-	-	31,343
Other revenue	28,379	5,438	-	33,817

Total revenue	1,796,464	46,460	-	1,842,924
Operating expenses (excludes depreciation and amortization shown separately below) (1)
Cost of services:
Satellite and transmission	59,435	1,013	(3,371)	57,077
Programming and content	230,825	54,708	(7,919)	277,614
Revenue share and royalties	296,855	65,608	-	362,463
Customer service and billing	175,570	358	(2,411)	173,517
Cost of equipment	27,988	-	-	27,988
Sales and marketing	152,647	9,986	(10,594)	152,039
Subscriber acquisition costs	230,773	43,309	-	274,082
General and administrative	182,953	1,252	(41,393)	142,812
Engineering, design and development	32,975	772	(5,613)	28,134
Depreciation and amortization	231,624	(86,028)	-	145,596
Share-based payment expense	-	-	71,301	71,301
Restructuring, impairments and related costs	30,167	-	-	30,167

Total operating expenses	1,651,812	90,978	-	1,742,790

Income (loss) from operations	144,652	(44,518)	-	100,134
Other income (expense)
Interest and investment income	2,602	-	-	2,602
Interest expense, net of amounts capitalized	(240,062)	(14,615)	-	(254,677)
Loss on extinguishment of debt and facilities, net	(263,767)	-	-	(263,767)
Gain on investments	457	-	-	457
Other income	2,505	-	-	2,505

Total other expense	(498,265)	(14,615)	-	(512,880)

Loss before income taxes	(353,613)	(59,133)	-	(412,746)
Income tax expense	(3,344)	-	-	(3,344)

Net loss	$(356,957)	$(59,133)	$-	$(416,090)

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Satellite and transmission	$3,020	$351	$-	$3,371
Programming and content	7,418	501	-	7,919
Customer service and billing	2,052	359	-	2,411
Sales and marketing	10,081	513	-	10,594
Subscriber acquisition costs	-	-	-	-
General and administrative	40,141	1,252	-	41,393
Engineering, design and development	4,841	772	-	5,613

Total share-based payment expense	$67,553	$3,748	$-	$71,301

	Unaudited For the Nine Months Ended September 30, 2008

	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments (a)	Allocation of Share-based Payment Expense	Pro Forma

Revenue:
Subscriber revenue, including effects of rebates	$980,396	$670,870	$18,434	$-	$1,669,700
Advertising revenue, net of agency fees	31,413	22,743	-	-	54,156
Equipment revenue	25,290	13,397	-	-	38,687
Other revenue	4,710	24,184	1,195	-	30,089

Total revenue	1,041,809	731,194	19,629	-	1,792,632
Operating expenses (excludes depreciation and amortization shown separately below) (1)
Cost of services:
Satellite and transmission	34,800	46,566	638	(5,668)	76,336
Programming and content	222,975	117,156	13,912	(12,621)	341,422
Revenue share and royalties	177,635	166,606	11,010	-	355,251
Customer service and billing	97,218	82,947	105	(3,111)	177,159
Cost of equipment	28,007	20,013	-	-	48,020
Sales and marketing	151,237	126,054	2,081	(18,789)	260,583
Subscriber acquisition costs	257,832	174,083	12,495	(14)	444,396
General and administrative	148,555	116,444	777	(50,336)	215,440
Engineering, design and development	28,091	23,045	119	(9,134)	42,121
Impairment of goodwill	4,750,859	-	(4,750,859)	-	-
Depreciation and amortization	120,793	88,749	(13,491)	-	196,051
Restructuring, impairments and related costs	7,457	-	-	-	7,457
Share-based payment expense	-	-	-	99,673	99,673

Total operating expenses	6,025,459	961,663	(4,723,213)	-	2,263,909

Loss from operations	(4,983,650)	(230,469)	4,742,842	-	(471,277)
Other income (expense)
Interest and investment income	9,167	3,013	-	-	12,180
Interest expense, net of amounts capitalized	(83,636)	(73,937)	(6,807)	-	(164,380)
Loss on extinguishment of debt and facilities, net	-	-	-	-	-
Loss on investments	(3,089)	(13,010)	-	-	(16,099)
Other expense	(3,935)	(6,543)	-	-	(10,478)

Total other expense	(81,493)	(90,477)	(6,807)	-	(178,777)

Loss before income taxes	(5,065,143)	(320,946)	4,736,035	-	(650,054)
Income tax expense	(2,301)	(1,512)	-	-	(3,813)

Net loss	$(5,067,444)	$(322,458)	$4,736,035	$-	$(653,867)

(1) Amounts related to share-based payment expense included in operating expenses were as follows:

Satellite and transmission	$2,887	$2,745	$36	$-	$5,668
Programming and content	7,477	4,949	195	-	12,621
Customer service and billing	1,137	1,869	105	-	3,111
Sales and marketing	11,376	7,047	366	-	18,789
Subscriber acquisition costs	14	-	-	-	14
General and administrative	36,359	13,200	777	-	50,336
Engineering, design and development	4,167	4,675	292	-	9,134

Total share-based payment expense	$63,417	$34,485	$1,771	$-	$99,673

(a) Includes impairment of goodwill.

(10)

The following table reconciles our GAAP Net loss per common share (basic and diluted) to our non-GAAP Net loss per common share (basic and diluted) excluding the following charges: (a) preferred stock beneficial conversion feature, (b) loss on extinguishment of debt and credit facilities, net, and (c) loss on impairment of goodwill.

	Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,

(per share data includes basic and diluted)	2009	2008	2009	2008

Net loss per common share	$(0.04)	$(1.93)	$(0.15)	$(2.76)
Less: Preferred stock beneficial conversion feature	-	-	(0.05)	-

Net loss per common share excluding preferred stock beneficial conversion feature	(0.04)	(1.93)	(0.10)	(2.76)
Less: Loss on extinguishment of debt and credit facilities, net	(0.04)	-	(0.07)	-

Net loss per common share excluding loss on extinguishment of debt and credit facilities, net and preferred stock beneficial conversion feature	(0.00)	(1.93)	(0.03)	(2.76)
Less: Impairment of goodwill	-	(1.88)	-	(2.59)

Net loss per common share, excluding charges	$(0.00)	$(0.05)	$(0.03)	$(0.17)

About SIRIUS XM Radio

SIRIUS XM Radio is America’s satellite radio company delivering to subscribers commercial-free music channels, premier sports, news, talk, entertainment, and traffic and weather.

SIRIUS XM Radio has content relationships with an array of personalities and artists, including Howard Stern, Martha Stewart, Oprah Winfrey, Rosie O’Donnell, Jamie Foxx, Barbara Walters, Opie & Anthony, Bubba the Love Sponge®, Bob Edwards, Chris “Mad Dog” Russo, Jimmy Buffett, The Grateful Dead, Willie Nelson, Bob Dylan and Tom Petty. SIRIUS XM Radio is the leader in sports programming as the Official Satellite Radio Partner of the NFL, Major League Baseball®, NASCAR®, NBA, NHL®, and PGA TOUR® and major college sports.

SIRIUS XM Radio has arrangements with every major automaker. SIRIUS XM Radio products are available at shop.sirius.com and shop.xmradio.com, and at retail locations nationwide, including Best Buy, RadioShack, Wal-Mart and independent retailers.

SIRIUS XM Radio also offers SIRIUS Backseat TV, the first ever live in-vehicle rear seat entertainment featuring Nickelodeon, Disney Channel and Cartoon Network; XM NavTraffic® service for GPS navigation systems delivers real-time traffic information, including accidents and road construction, for more than 80 North American markets.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SIRIUS and XM, including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “ are expected to,” “anticipate,” “believe,” “plan,” “estimate,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of SIRIUS’ and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SIRIUS and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: our substantial indebtedness; the businesses of SIRIUS and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the useful life of our satellites; our dependence upon automakers and other third parties; our competitive position versus other forms of audio and video entertainment; and general economic conditions. Additional factors that could cause SIRIUS’ and XM’s results to differ materially from those described in the forward-looking statements can be found in SIRIUS’ Annual Report on Form 10-K for the year ended December 31, 2008 and XM’s Annual Report on Form 10-K for the year ended December 31, 2008, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and SIRIUS and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

E-SIRI

Contact Information for Investors and Financial Media:

Investors:

William Prip
212 584 5289
william.prip@siriusxm.com

Hooper Stevens
212 901 6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212 901 6646
patrick.reilly@siriusxm.com